Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of the Amended and Restated 2007 Flexible Stock Plan on Form S-8 of Cord Blood America, Inc. of our report dated April 12, 2007, with respect to the balance sheet of Cord Blood America, Inc. as of December 31, 2006, the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years ended December 31, 2006 and 2005, which report appears in the December 31, 2006 Annual Report on Form 10-KSB of Cord Blood America, Inc.

By:	/s/ Rose, Snyder & Jacobs
Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Encino, California
December 14, 2007